Exhibit 99.4

Filed by CenturyTel, Inc.
Pursuant to Rule 425 under the Securities Act of 1933 and
Deemed filed under Rule 14a-12 of the Exchange Act of 1934
Subject Company: CenturyTel, Inc., File #1-7784

FINAL	10.27.08
CenturyTel Employee Letter

Dear CenturyTel Employee:

I am pleased to announce that earlier today CenturyTel and EMBARQ reached an agreement where
CenturyTel will acquire EMBARQ in a tax free, stock-for-stock transaction that will create one of the leading communications companies in the United States. Together, we will have an operating presence in
33 states with approximately eight million access lines, two million broadband customers and 250,000 video subscribers.

This transaction combines two communications companies with customer-focused, industry-leading capabilities. Bringing CenturyTel and EMBARQ together diversifies our revenues and provides us with expanded networks, talent and financial resources. In this currently difficult economic environment, we are truly excited to have this opportunity to create a stronger, more diverse company with the ability to deliver an expanded range of products and services to our customers.

We know EMBARQ well, and we have worked alongside them to address matters of importance to our industry. Its complete suite of communications services includes reliable voice, high-speed Internet, wireless and satellite television services. We also share with EMBARQ and its dedicated employees a strong commitment to serving our customers and communities.

The key to the success of our business has been – and will continue to be – you, our valued employees. I believe this transaction enhances the long-term stability of the combined company and will result in enhanced opportunities for many employees from both CenturyTel and EMBARQ. I look forward to working with you and, following the closing, our new colleagues from EMBARQ as we continue to deliver industry leading results.

We anticipate closing this transaction in mid-year 2009, subject to receipt of the necessary approvals from both companies’ shareholders and regulators. In the interim, I am sure you will have many questions and we are committed to making every effort to keep you up-to-date on important developments. Attached is a copy of the press release we issued this morning that will provide further details about the transaction.

Many of the key decisions about how we will integrate CenturyTel and EMBARQ have not yet been made, but we expect a smooth transition. I can tell you that our corporate headquarters will remain in
Monroe and I will continue to serve as Chief Executive Officer. Stewart Ewing will continue to serve as
Chief Financial Officer and Karen Puckett will continue to serve as Chief Operating Officer.

This transaction will likely create some interest by the media and other third parties. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside CenturyTel, please forward them to Tony Davis at 318-388-9525.

I hope you share my enthusiasm about this exciting transaction. I want to thank all of you for your continued diligence, support and focus on providing our customers with the world class service that they have come to expect.